SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SCURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): April 12, 2005

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Advantage Capital Development Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada		87-0217252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 N.E. 191st Street, PH2 Aventura, FL 33180

(Address of Principal Executive Offices)(Zip Code)

(954) 971-7907

(Registrant’s Telephone Number, Including Area Code)

3450 Park Central Blvd., N. Pompano Beach, Florida 33064

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On April 12, 2005, Advantage Capital Development Corp. issued a press release announcing that today that one of its portfolio companies, Global IT Holdings Inc., has signed a letter of intent to merge with High Road International, Inc. (OTC Pink Sheets: HRDI). Upon completion of the transaction, Global IT Holding Inc. will own 85 percent of all of the fully diluted shares of High Road, a Nevada corporation based in California.

The Company believes that the merger of Global IT Holdings and High Road clearly validates our business model as a business development company which is to identify specific small and emerging companies that need capital to grow to realize their full potential while creating value for our shareholders. As a stand alone public entity, Global IT Holdings will be able to avail itself of various resources to aggressively pursue its tactical approach to become a significant player in the burgeoning IT staffing industry.

Global IT Holdings Inc. is a New York-based holding company created to acquire targeted IT staffing firms. The Company’s current holdings include Platinum IT Consulting and its associated company, Parker Clark Data Processing. These two companies, which have served the New York and New Jersey Markets for 25 years, have combined annual revenues in excess of $5 million.

According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. For the past three decades the industry has grown at a rate of 10 percent a year. Ninety percent of U.S. companies use temporary staffing services.

The Company has also increased its ownership in Global IT Holdings from 15 to 22 ½ percent.

High Road International has been involved in technology and service related entities. Upon completion of the merger, the new public entity will be named Global IT Holdings and its focus will be a pure-play IT staffing company.

Advantage Capital recently announced it had converted a $1 million convertible note with Cornell Capital Partners into shares of the Company’s preferred stock. The Company also reported that another institutional fund, Montgomery Equity Partners LP, has purchased $475,000 of the same preferred stock. The resultant transactions virtually eliminated all of the company’s debt, while the Company’s tangible net worth now exceeds $2 million.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b) Exhibits
Number	Exhibit
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANTAGE CAPITAL DEVELOPMENT CORP.

By:	/s/Jeff Sternberg
Jeff Sternberg, President

April 12, 2005